Exhibit 99.1

News Release

Graham Corporation 20 Florence Avenue Batavia, NY 14020

IMMEDIATE RELEASE

Graham Corporation Reports 44% Growth in Sales

for Fiscal 2015 Third Quarter

•	Third quarter sales grew 44% to $33.6 million; net income was $4.0 million, up from $1.4 million; Net income margin was 12% of sales

•	Fiscal 2015 revenue outlook and gross margin guidance reaffirmed

BATAVIA, NY, January 30, 2015 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures and sells critical equipment for the oil refining, petrochemical, power and defense industries, today reported its financial and operating results for its third quarter and nine months ended December 31, 2014. Graham’s current fiscal year (“fiscal 2015”) ends March 31, 2015.

Net sales in the third quarter of fiscal 2015 were $33.6 million, up 44% from net sales of $23.4 million in the third quarter of the fiscal year ended March 31, 2014 (“fiscal 2014”). Net income in the quarter was $4.0 million, or $0.39 per diluted share, compared with $0.14 in the prior year’s quarter. Net income as a percent of sales in the fiscal 2015 quarter was 12%.

James R. Lines, Graham’s President and Chief Executive Officer, commented, “Execution in fiscal 2015 continues to be strong, as we convert the robust order volume won during fiscal 2014 and earlier in this fiscal year. Our expanded facilities in Batavia are now being utilized, allowing us to generate solid throughput and gross profit expansion, and, by leveraging our SG&A, drive bottom line results.”

U.S. Refining Industry Leads Third Quarter Fiscal 2015 Sales

(see accompanying tables for a breakdown of sales by industry and region)

When compared with the same prior-year period, sales in the third quarter of fiscal 2015 increased $3.8 million to the U.S. market and $4.4 million to Other geographic markets. Sales to the Middle East and Asia markets were up by $1.3 million and $0.7 million, respectively. International sales represented 45% of fiscal 2015’s third quarter sales.

Refining and chemical/petrochemical industry sales increased $5.5 million and $4 million, or 75% and 74%, respectively. Sales to the power industry, which includes nuclear, and other commercial and industrial markets, including defense, increased modestly.

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter-to-quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing twelve month basis.

Third Quarter Fiscal 2015 Operating Performance

Gross profit in the third quarter was $10.1 million, or 30% of sales, compared with $6.1 million, or 26% of sales, in the same period of the prior fiscal year. Gross profit and margin were favorably impacted by sales volume.

Selling, general and administrative (“SG&A”) expenses were $4.5 million compared with $4.1 million in the prior-year period. As a percent of sales, SG&A was 13% compared with 18% in

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Graham Corporation Reports 44% Growth in Sales for Fiscal 2015 Third Quarter

January 30, 2015

the same prior-year quarter, with the improvement primarily due to leverage on higher sales volume. Operating profit in the third quarter of fiscal 2015 was $5.6 million, or 17% of sales, compared with $2 million, or 9% of sales, in the third quarter of fiscal 2014, with the improvement driven by sales volume.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) in the current quarter was $6.2 million, or 18% of sales, compared with $2.5 million, or 11% of sales, in the same period of the prior fiscal year. Graham believes that, when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance. Graham’s credit facility also contains ratios based on EBITDA. See the attached tables for additional important disclosures regarding Graham’s use of EBITDA as well as a reconciliation of net income to EBITDA.

Graham’s effective tax rate for the current quarter was 30%, compared with 29% in the same prior-year period. Compared with the previous quarters of fiscal 2015, the current quarter’s tax rate benefitted from the December 2014 retroactive extension of the U.S. federal research and development tax credit.

Year-to-Date Fiscal 2015 Review

Net sales were $97.7 million in the first nine months of fiscal 2015, up 28% from the same prior-year period. International sales in the nine-month period were $35.3 million and represented 36% of total sales compared with $32.5 million, or 43% of sales, in the first nine months of fiscal 2014. Sales to the U.S. increased $18.8 million, or 43%, to $62.4 million compared with the same prior-year period due to strong investment in new chemical industry capacity.

Gross profit in the first nine months of fiscal 2015 was $29 million, or 30% of sales, compared with $24.4 million, or 32% of sales, in the same prior-year period. SG&A expenses were $13.6 million, up $0.6 million. As a percent of sales, SG&A was 14% in the first nine months of fiscal 2015 compared with SG&A of 17% in the same prior-year period, with the current year period benefitting from higher sales. Operating profit for the fiscal 2015 fiscal year-to-date period was $15.4 million, or 16% of sales, compared with $11.4 million, or 15% of sales, in the same fiscal 2014 period.

Net income was $10.6 million, or $1.04 per diluted share, in the first nine months of fiscal 2015, representing a net income improvement of $2.7 million, or $0.26 per diluted share, from the same prior-year period of $7.8 million, or $0.78 per diluted share. Net income as a percent of sales in the fiscal 2015 year-to-date period was 11%.

EBITDA in the first nine months of fiscal 2015 was $17.2 million, or 18% of sales, compared with $13.1 million, or 17% of sales, in the same prior-year period. See the attached tables for additional important disclosures regarding Graham’s use of EBITDA as well as a reconciliation of net income to EBITDA.

Solid Balance Sheet with No Debt

Cash, cash equivalents and investments at December 31, 2014, were $62.5 million, compared with $64.8 million at September 30, 2014 and $61.1 million at March 31, 2014.

Cash used by operations in the third quarter of fiscal 2015 was $1 million, while cash provided by operations in the first nine months of fiscal 2015 was $7.5 million. Cash provided by operations in the third quarter and first nine months of fiscal 2014 was $10.3 million and $14.6 million, respectively. The decrease in cash provided by operations in the third quarter of fiscal 2015 reflects the timing of collections on accounts receivable and unbilled revenue related to project progress.

Capital expenditures were $5 million in the first nine months of fiscal 2015, up from $2.2 million in the prior-year’s nine-month period. Capital expenditures in fiscal 2015 are expected to be

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Graham Corporation Reports 44% Growth in Sales for Fiscal 2015 Third Quarter

January 30, 2015

between $5.5 million and $6 million, as previously disclosed. Approximately 60% of the expected fiscal 2015 capital spending is for the Company’s Batavia, New York facility expansion, which was completed during the second quarter of fiscal 2015.

On January 29, 2015, Graham announced that its Board of Directors approved a 100% increase in the quarterly dividend to $0.08 per share. The Board also authorized a stock repurchase program of up to $18 million.

Graham had neither borrowings under its credit facility nor any long-term debt outstanding at December 31, 2014.

Diverse Third Quarter Fiscal 2015 Orders and Backlog

Orders during the third quarter of fiscal 2015 were $22.6 million, down $0.9 million, or 4%, from $23.5 million in the third quarter of fiscal 2014 and down sequentially from $35.4 million in fiscal 2015’s second quarter.

Orders from the refining and other commercial and industrial markets both increased significantly in the current quarter when compared with the third quarter of fiscal 2014. Orders from the refining industry increased to $7.6 million compared with $3 million in the prior-year’s period, while orders from other commercial and industrial markets, increased to $5.7 million compared with $2.6 million in the same period last year. Orders from the chemical/petrochemical industry saw a 33% reduction in the fiscal 2015 third quarter compared with the prior-year’s third quarter, and orders from the power industry saw a 74% decrease. When compared with the trailing second quarter of fiscal 2015, the chemical/petrochemical industry and other commercial and industrial markets experienced 16% and 20% order growth, respectively, while orders from the refining and power industries saw decreased order levels.

Orders from U.S. customers represented 55%, or $12.4 million, of total orders received during the third quarter of fiscal 2015, while orders from international markets accounted for $10.2 million. Orders received during the first nine months of fiscal 2015 were 51% from the U.S. Graham expects that orders will continue to be geographically diverse and variable between quarters and, in the long term, will be relatively balanced between domestic and international markets.

Graham’s backlog was $103.8 million at December 31, 2014, down from $114.8 million at September 30, 2014. The backlog at the end of the third quarter reflects industry diversity, with approximately 37% for refinery projects, 23% for chemical/petrochemical projects, 11% for power projects, including nuclear, 21% for U.S. Navy projects and 8% for all other industries served by Graham. Consistent with the end of the trailing fiscal 2015 second quarter, $7.8 million of backlog at December 31, 2014 was on hold pending the end-user’s analysis of final project design. Graham expects that this hold will be released during calendar 2015, with shipment expected 18 to 30 months subsequent to release.

Approximately 70% to 75% of orders currently in backlog are expected to be converted to sales within the next 12 months, 15% to 20% are expected to be converted within the next 12 to 24 months, and 5% to 10% are expected to be converted beyond 24 months.

Fiscal 2015 Revenue Range, Gross Margin Guidance and Long-Term Outlook Reaffirmed

For fiscal 2015, the Company expects sales to be in the upper half of the previously provided range of $125 million to $130 million. Gross margin range continues to be expected to be between 30% and 31%. SG&A guidance as a percent of sales has been reduced to a range of 14% to 14.5% of sales from the Company’s prior estimate of 15% to 15.5%, mostly as a result of varying sales commissions. Graham now expects its fiscal 2015 full year effective tax rate to be approximately 32% to 33%, lowered due to the impact of the retroactive U.S. research and development tax credit which was reinstated in December 2014.

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Graham Corporation Reports 44% Growth in Sales for Fiscal 2015 Third Quarter

January 30, 2015

Mr. Lines noted, “We continue to believe that we can organically double the size of our business from its last peak of just above $100 million. However, the recent severe decline in crude oil prices has slowed many customer order decisions, which in turn has affected our expectations for fiscal 2016. We continue to pursue nuclear, defense industry and aftermarket opportunities, which we believe provides a predictable base business, as we also work to take market share in our traditional refining and petrochemical markets.”

Mr. Lines concluded, “I believe that our solid performance, complemented by our existing cash balances and expectations for future cash flows, support our Board’s decision to double our dividend and initiate a stock repurchase program. I believe that these actions demonstrate the Board’s confidence in Graham’s strategy, its commitment to generate shareholder value, and in our ongoing investments in our organic growth objectives and our pursuit of strategic acquisition opportunities.”

Webcast and Conference Call

Graham’s management will host a conference call and live webcast today at 11:00 a.m. eastern time to review Graham’s financial condition and operating results for its third quarter and first nine months of fiscal 2015, as well as its strategy and outlook. The review will be accompanied by a slide presentation which will be made available immediately prior to the conference call on Graham’s website located at www.graham-mfg.com under the heading “Investor Relations.” A question-and-answer session will follow the formal presentation.

Graham’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com.

A telephonic replay will be available from approximately 2:00 p.m. Eastern Time on the day of call through Friday, February 6, 2015. To listen to the archived replay of the call, dial (858) 384-5517, and enter replay pin number 13597769. A transcript of the call will be placed on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of custom-engineered ejectors, pumps, condensers, vacuum systems and heat exchangers. For nearly 80 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are energy, including oil and gas refining and nuclear and other power generation, chemical/petrochemical and other process industries. In addition, Graham’s equipment can be found in diverse applications, such as metal refining, pulp and paper processing, shipbuilding, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning, and in nuclear power installations, both inside the reactor vessel and outside the containment vessel.

Graham Corporation’s subsidiary Energy Steel & Supply Co. is a leading code fabrication and specialty machining company dedicated exclusively to the nuclear power industry.

Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “confidence,” “projects,” “typically,” :outlook,” “anticipates,” “believes,” “appears,” “could,” “opportunities,” seeking,” “plans,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, expected expansion and growth opportunities within the domestic and international markets, anticipated revenue, the timing of conversion of backlog to sales, market

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Graham Corporation Reports 44% Growth in Sales for Fiscal 2015 Third Quarter

January 30, 2015

presence, profit margins, tax rates, foreign sales operations, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in commodities prices, the effect on its business of volatility in commodities prices, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, its acquisition and growth strategy and the expected performance of Energy Steel & Supply Co, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:

Jeffrey F. Glajch Vice President - Finance and CFO Phone: (585) 343-2216 Email: jglajch@graham-mfg.com	Deborah K. Pawlowski / Karen L. Howard Kei Advisors LLC Phone: (716) 843-3908 / (716) 843-3942 Email: dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Graham Corporation Reports 44% Growth in Sales for Fiscal 2015 Third Quarter

January 30, 2015

Graham Corporation Third Quarter Fiscal 2015

Consolidated Statements of Operations—Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended December 31,			Nine Months Ended December 31,
	2014	2013	% Change	2014	2013	% Change
Net sales	$33,646	$23,385	44%	$97,714	$76,131	28%
Cost of products sold	23,543	17,295	36%	68,695	51,737	33%

Gross profit	10,103	6,090	66%	29,019	24,394	19%
Gross profit margin	30.0%	26.0%		29.7%	32.0%
Other expenses and income:
Selling, general and administrative	4,424	4,047	9%	13,413	12,786	5%
Selling, general and administrative – amortization	59	55	7%	171	168	2%

	4,483	4,102	9%	13,584	12,954	5%

Operating profit	5,620	1,988	183%	15,435	11,440	35%
Operating profit margin	16.7%	8.5%		15.8%	15.0%
Interest income	(50)	(10)	400%	(139)	(31)	348%
Interest expense	2	(11)	118%	8	(2)	500%

Income before provision for income taxes	5,668	2,009	182%	15,566	11,473	36%
Provision for income taxes	1,676	578	190%	4,996	3,645	37%

Net income	$3,992	$1,431	179%	$10,570	$7,828	35%

Per share data:
Basic:
Net income	$0.39	$0.14	179%	$1.04	$0.78	33%

Diluted:
Net income	$0.39	$0.14	179%	$1.04	$0.78	33%

Weighted average common shares outstanding:
Basic	10,127	10,070		10,119	10,063
Diluted	10,149	10,107		10,142	10,099
Dividends declared per share	$0.04	$0.03		$0.12	$0.09

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Graham Corporation Reports 44% Growth in Sales for Fiscal 2015 Third Quarter

January 30, 2015

Graham Corporation Third Quarter Fiscal 2015

Consolidated Balance Sheets—Unaudited

(Amounts in thousands, except per share data)

	December 31, 2014	March 31, 2014
Assets
Current assets:
Cash and cash equivalents	$29,496	$32,146
Investments	33,000	29,000
Trade accounts receivable, net of allowances ($44 and $46 at December 31 and March 31, 2014, respectively)
	15,274	10,339
Unbilled revenue	13,292	7,830
Inventories	14,632	16,518
Prepaid expenses and other current assets	805	457
Income taxes receivable	—	498
Deferred income tax asset	996	668

Total current assets	107,495	97,456
Property, plant and equipment, net	19,884	16,449
Prepaid pension asset	6,603	5,759
Goodwill	6,938	6,938
Permits	10,300	10,300
Other intangible assets, net	4,473	4,608
Other assets	181	124

Total assets	$155,874	$141,634

Liabilities and stockholders’ equity
Current liabilities:
Current portion of capital lease obligations	$55	$80
Accounts payable	12,702	10,084
Accrued compensation	6,604	5,701
Accrued expenses and other current liabilities	3,296	2,233
Customer deposits	7,048	8,012
Income taxes payable	244	—

Total current liabilities	29,949	26,110
Capital lease obligations	96	136
Accrued compensation	—	158
Deferred income tax liability	8,393	8,197
Accrued pension liability	304	272
Accrued postretirement benefits	877	853

Total liabilities	$39,619	$35,726

Stockholders’ equity:
Preferred stock, $1.00 par value - Authorized, 500 shares	—	—
Common stock, $.10 par value - Authorized, 25,500 shares; 10,433 issued and 10,127 outstanding at December 31, 2014; 10,409 issued and 10,098 outstanding at March 31, 2014	1,043	1,041
Capital in excess of par value	20,961	20,274
Retained earnings	102,824	93,469
Accumulated other comprehensive loss	(5,509)	(5,765)
Treasury stock, 306 and 311 shares at December 31 and March 31, 2014, respectively	(3,064)	(3,111)

Total stockholders’ equity	116,255	105,908

Total liabilities and stockholders’ equity	$155,874	$141,634

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Graham Corporation Reports 44% Growth in Sales for Fiscal 2015 Third Quarter

January 30, 2015

Graham Corporation Third Quarter Fiscal 2015

Consolidated Statements of Cash Flows—Unaudited

(Amounts in thousands)

	Nine Months Ended December 31,
	2014	2013
Operating activities:
Net income	$10,570	$7,828
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,561	1,478
Amortization	171	168
Amortization of unrecognized prior service cost and actuarial losses	389	663
Discount accretion on investments	—	(6)
Stock-based compensation expense	481	489
Loss on disposal of property, plant and equipment	3	207
Deferred income taxes	(281)	88
(Increase) decrease in operating assets:
Accounts receivable	(4,938)	(3,019)
Unbilled revenue	(5,463)	6,559
Inventories	1,887	275
Prepaid expenses and other current and non-current assets	(430)	(326)
Prepaid pension asset	(845)	(595)
Increase (decrease) in operating liabilities:
Accounts payable	2,584	(1,429)
Accrued compensation, accrued expenses and other current and non-current liabilities	2,138	76
Customer deposits	(964)	1,305
Income taxes payable/receivable	743	904
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	(101)	(94)

Net cash provided by operating activities	7,505	14,571

Investing activities:
Purchase of property, plant and equipment	(4,965)	(2,161)
Proceeds from disposal of property, plant and equipment	1	32
Purchase of investments	(41,000)	(80,495)
Redemption of investments at maturity	37,000	77,500

Net cash used by investing activities	(8,964)	(5,124)

Financing activities:
Principal repayments on capital lease obligations	(64)	(65)
Issuance of common stock	48	421
Dividends paid	(1,215)	(905)
Excess tax benefit on stock awards	37	220

Net cash used by financing activities	(1,194)	(329)
Effect of exchange rate changes on cash	3	95

Net decrease in cash and cash equivalents	(2,650)	9,213
Cash and cash equivalents at beginning of period	32,146	24,194

Cash and cash equivalents at end of period	$29,496	$33,407

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Graham Corporation Reports 44% Growth in Sales for Fiscal 2015 Third Quarter

January 30, 2015

Graham Corporation Third Quarter Fiscal 2015

EBITDA Reconciliation—Unaudited

($ in thousands)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2014	2013	2014	2013
Net income	$3,992	$1,431	$10,570	$7,828
+Net interest income	(48)	(21)	(131)	(33)
+Income taxes	1,676	578	4,996	3,645
+Depreciation & amortization	579	547	1,732	1,646

EBITDA	$6,199	$2,535	$17,167	$13,086

EBITDA margin %	18.4%	10.8%	17.6%	17.2%

EBITDA is defined as consolidated net income before interest expense and income, income taxes, and depreciation and amortization. EBITDA is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as EBITDA is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Graham’s credit facility also contains ratios based on EBITDA. Because EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Graham Corporation Reports 44% Growth in Sales for Fiscal 2015 Third Quarter

January 30, 2015

Graham Corporation Third Quarter Fiscal 2015

Additional Information—Unaudited

ORDER & BACKLOG TREND

($ in millions)

	Q114 6/30/13	Q214 9/30/13	Q314 12/31/13	Q414 3/31/14	FY2014 Total	Q115 6/30/14	Q215 9/30/14	Q315 12/31/14
Orders	$32.8	$48.4	$23.5	$23.5	$128.2	$31.1	$35.4	$22.6
Backlog	$90.4	$114.4	$114.6	$112.1	$112.1	$114.8	$114.8	$103.8

SALES BY INDUSTRY FY 2015

($ in millions)

FY 2015	Q1 6/30/14	% of Total	Q2 9/30/14	% of Total	Q3 12/31/14	% of Total
Refining	$6.6	23%	$12.3	35%	$12.8	38%
Chemical/ Petrochemical	$11.7	41%	$12.9	36%	$9.4	28%
Power	$4.9	17%	$5.6	16%	$5.5	16%
Other Commercial and Industrial*	$5.3	19%	$4.8	13%	$5.9	18%
Total	$28.5		$35.6		$33.6

SALES BY INDUSTRY FY 2014

($ in millions)

FY 2014	Q1 6/30/13	% of Total	Q2 9/30/13	% of Total	Q3 12/31/13	% of Total	Q4 3/31/14	% of Total	FY2014	% of Total
Refining	$12.6	45%	$10.5	43%	$7.3	31%	$5.8	22%	$36.2	35%
Chemical/ Petrochemical	$4.6	16%	$4.0	16%	$5.4	23%	$10.5	40%	$24.5	24%
Power	$7.7	27%	$5.7	23%	$5.3	23%	$4.9	19%	$23.5	23%
Other Commercial and Industrial*	$3.4	12%	$4.3	18%	$5.4	23%	$4.9	19%	$18.0	18%
Total	$28.3		$24.5		$23.4		$26.1		$102.2

*	Includes the defense industry

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Graham Corporation Reports 44% Growth in Sales for Fiscal 2015 Third Quarter

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Graham Corporation Third Quarter Fiscal 2015

Additional Information—Unaudited

(Continued)

SALES BY REGION FY 2015

($ in millions)

FY 2015	Q1 6/30/14	% of Total	Q2 9/30/14	% of Total	Q3 12/31/14	% of Total
United States	$22.2	78%	$21.9	61%	$18.3	55%
Middle East	$1.5	5%	$2.0	6%	$2.1	6%
Asia	$2.4	8%	$3.5	10%	$2.2	7%
Other	$2.4	9%	$8.2	23%	$11.0	32%
Total	$28.5		$35.6		$33.6

SALES BY REGION FY 2014

($ in millions)

FY 2014	Q1 6/30/13	% of Total	Q2 9/30/13	% of Total	Q3 12/31/13	% of Total	Q4 3/31/14	% of Total	FY2014	% of Total
United States	$15.0	53%	$14.1	58%	$14.5	62%	$20.3	78%	$63.8	62%
Middle East	$1.5	5%	$0.9	4%	$0.8	3%	$1.1	4%	$4.3	4%
Asia	$6.5	23%	$2.8	11%	$1.5	7%	$0.6	2%	$11.5	11%
Other	$5.3	19%	$6.7	27%	$6.6	28%	$4.1	16%	$22.6	23%
Total	$28.3		$24.5		$23.4		$26.1		$102.2

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